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                                                                     Exhibit 8.1


                            [BORDEN & ELLIOTT LETTERHEAD]



                                            October 7, 1997



Med-Emerg International Inc.
2550 Argentia Road, Suite 205
Mississauga, Ontario
Canada M9L 2V4

Gentlemen:

         You have requested our opinion as to certain Canadian federal income tax considerations for persons not residents in Canada.

         In the opinion of Borden & Elliott, special Canadian counsel to the Company, the following are the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (collectively, the "Canadian Act"), the administrative practices of Revenue Canada, Customs, Excise & Taxation and proposed amendments to the Canadian Act and the regulations thereunder publicly announced by the Minister of Finance prior to the date hereof generally applicable to acquiring, holding and disposing of Common Stock and Warrants. There is no assurance that any proposed amendments tot he Tax Act or the regulations thereunder will be enacted as proposed, if at all. It is assumed that at all material times the Common Stock and Warrants will be listed on NASDAQ, or some other Canadian or foreign stock exchange. Currently, neither NASDAQ nor any other foreign stock exchange is prescribed for the purpose of section 115 of the Canadian Act. Proposals in former Bill C-69 which if enacted will have effect from April 29, 1995 will prescribe NASDAQ and certain other foreign stock exchanges for the purposes of section 115 of the Canadian Act. Comment is restricted to prospective investors (each an "Investor") who for the purposes of the Canadian Act are not resident in Canada, hold all such Common Stock and Warrants and will hold all Common Stock acquired on exercise thereof, solely as capital property, who deal at arm's length with the Company and whose warrants and Common Stock will not at any material time constitute "taxable Canadian property" for the purpose of the Canadian Act. Generally, neither a share of Common Stock, nor a Warrant will constitute "taxable Canadian property" of an Investor provided, among other things, that the Company is a public company in that at least one class of its shares are listed on a prescribed stock exchange in Canada. However, the Ministry of Finance proposes that after April 26, 1995 shares listed on certain U.S. stock exchanges, including NASDAQ, will not be "taxable Canadian property" provided either that the Investor did not hold such security as capital property used in carrying on a business in Canada, or that neither the Investor nor persons with whom the Investor did not deal at arm's length alone or together owned 25% or more of the issued shares of any class of the Company at any time in the five years immediately proceeding a disposition


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Med-Emerg International Inc.
October 7, 1997
Page 2


of the Common Stock or Warrants. For these purposes, a right or option to acquire a share, including on exercise of a Warrant, is considered to be equivalent to a share.

         This opinion does not take into account any provincial or foreign income tax legislation or considerations nor does it take into account or anticipate any changes in law or administrative practice including by way of judicial decision or legislative action.

         This opinion is of a general nature and is not, and should not be construed as, advice to any particular Investor as to Canadian Tax consequences applicable to the Investor. Each Investor is urged to consult with the Investor's legal professional advisors regarding tax and other legal consequences applicable to the Investor's particular circumstances.

EXERCISE OF WARRANT

         An Investor will not incur liability for Canadian tax upon exercise of a Warrant. The cost of the Investor of Common Stock acquired on exercise of a Warrant will equal the adjusted cost base of the Warrant so exercised, plus any amount paid by the Investor to exercise the Warrant.

DIVIDENDS ON COMMON STOCK

         An Investor will be liable to pay Canadian withholding tax equal to 25% (or such lesser rate as may be provided under an applicable tax treaty) of the gross amount of any dividend actually or deemed to have been paid or credited to the Investor on the Investor's Common Stock. An Investor who is a resident of the United States for purposes of the Canada-U.S. Income Tax Convention is subject to a lesser tax of 15% of the gross amount of any dividend actually or deemed to have been paid or credited to the Investor on the investor's Common Stock if the Investor holds less than 10% of the voting stock of the Company, or 5% if the Investor holds 10% or more of the voting stock of the Company. The Company will be required to withhold the tax from the gross amount of the dividend, and to remit the tax to the Receiver General of Canada for the account of the Investor. Investors who are entitled to reduced withholding tax under an applicable treaty must provide appropriate evidence of that entitlement satisfactory tot he Company.

DISPOSING OF COMMON STOCK

         An Investor will not incur liability for Canadian tax upon disposing of Common Stock except where the Common Stock is redeemed or repurchased by the Company, in which case a dividend could be deemed to result (see Dividends on Common Stock above).

         We consent to the use of our name and opinion in connection with references to Canadian laws, regulations, treaties and potential liabilities in


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Med-Emerg International Inc.
October 7, 1997
Page 3


Amendment No. 4 to Med-Emerg International Inc.'s Registration Statement. We note that our name is specifically referred to on page 2 under the heading "Civil Liabilities" and page 50 in connection with the information contained under the heading "Tax Aspects of the Offering" in the Prospectus and confirm that we are giving our opinion with respect to the information on pages 50 and 51, as indicated therein.


                                            Very truly yours,

                                            BORDON & ELLIOTT




                                           By:  /s/ Bordon & Elliott
                                              ________________________________